                                                                      EXHIBIT 12

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT made as of this 23rd day of February, 1998, by and between Kapson Senior Quarters Corp., a Delaware corporation (the "Company") and Raymond DioGuardi (the "Employee").

         WHEREAS, the Employee has been and is presently employed by the Company; and

         WHEREAS, the Employee possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

         WHEREAS, pursuant to the Amended and Restated Agreement and Plan of Merger dated as of the date hereof by and among Prometheus Senior Quarters LLC ("Investor"), Prometheus Acquisition Corp. ("PAC") and the Company (the "Merger Agreement") PAC will be merged into the Company as of the Effective Time (as defined in the Merger Agreement); and

         WHEREAS, Employee was employed pursuant to an employment agreement with the Company dated as of ____________, 199_ (the "Former Employment Agreement") and this Agreement as in effect prior to the date hereof superseded the Former Employment Agreement; and

         WHEREAS, the Company desires to amend and restate this Agreement to ensure the continued services and employment of the Employee on behalf of the Company and the Employee is willing to render such continued services on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Employment Term. Subject to the terms and provisions of this Agreement, the Company hereby agrees to employ the Employee and Employee hereby agrees to be employed by the Company for the period commencing on the date on which the Effective Time occurs (the "Effective Date") and ending on the second anniversary of the date hereof, unless renewed or terminated sooner as hereinafter provided (the "Employment Term"). The Employment Term shall be automatically renewed for successive one-year terms unless either party gives written notice to the other at least six (6) months prior to the expiration of the then Employment Term of such party's intention that the Employment Term shall not be so extended. The term of this Agreement shall be coincident with the Employment Term.

         2. Duties. During the Employment Term the Employee shall serve as Chief

Financial Officer of the Company or such other position as may be agreed upon by Company and Employee and shall perform such duties, services and responsibilities incident to such position(s) as determined from time to time by the Board of Directors of the Company (the "Board"). The Employee also agrees to perform such other duties, services and responsibilities which are consistent with his position as may from time to time be reasonably requested by the Board.

         The Employee shall devote his full business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Employee will not, without the prior written approval of the Board, engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Company. Notwithstanding the foregoing, the Employee shall be entitled to: (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments (but in no event may the Employee own more than 5% of the shares of any publicly traded company or entity), so long as such activities do not materially interfere with the performance of Employee's duties or responsibilities pursuant to this Agreement.

         3. Compensation. (a) Salary. In consideration of the performance by the Employee of the Employee's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Company, or otherwise), the Company will during the Employment Term pay the Employee a salary (the "Salary") at an annual rate of not less than $175,000. The Employee's salary shall be reviewed annually by the Company and shall be increased as of the first day of each fiscal year beginning on or after January 1, 1999 by no less than the increase in the Consumer Price Index - Urban Wage Earners (or, in the event such index is no longer published, such other index as is determined in good faith by the Board to be comparable) from the penultimate month prior to the beginning of the fiscal year being completed to the penultimate month of the fiscal year being completed (as so increased, "Salary"). The Salary will be reduced by any amounts paid to the Employee under any of the Operating Agreements, the manner in which such reductions are to be effected shall be determined by the Board taking into account the expected timing of payments pursuant to the Operating Agreements .

             (b) Bonus. (i) In further consideration of the performance by the Employee of the Employee's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Company, or otherwise), the Company will pay the Employee an annual bonus (the "Bonus") in respect of each fiscal year beginning on or after January 1, 1998 of up to 50% of the Employee's Salary (the "Target Bonus"). The actual amount paid will be determined in accordance with the following provisions of this Section 3(b).

                  (ii) If the Company's actual performance for an applicable fiscal year is at least 90% or more of the budgeted performance (as set forth in clause (iii) below), the Employee shall be entitled to receive 100% of the Target Bonus. If the Company's actual performance for an applicable fiscal year is 85% or more but less than 90% of the budgeted performance, the Employee shall be entitled to receive 75% of the Target Bonus. If the Company's actual performance for an applicable fiscal year is less than 85% of the budgeted performance, the Employee shall not be entitled to any portion of the Target Bonus. Notwithstanding the foregoing, if for any fiscal year the Employee is entitled to less than 100% of the Target Bonus, the Board, in its sole discretion, may award the Employee with a bonus equal to all or any portion of the amount by which the amount, if any, to which he is entitled pursuant to this
Section 3(b)(ii) is less than the Target Bonus. If the Company's actual performance for an applicable fiscal year is greater than 95% of the budgeted performance, the Board may in its sole discretion determine to increase the Employee's Bonus to an amount greater than 100% of the Target Bonus.

                  (iii) For purposes of this Section 3(b), the budget for each of the fiscal years beginning January 1, 1998 and 1999 is set forth on Appendix A hereto. The budget for any future fiscal year shall be established by the Board in a manner consistent with past practice. It is understood that the budget is prepared on a property by property basis but that the Company's actual performance versus budgeted performance is to be measured on an overall basis. If during any fiscal year new properties are acquired or development is commenced with respect to any new properties not contemplated by the budget, appropriate adjustments to the budget as established pursuant to this Section 3(b)(iii) will be made by the Board.

                  (iv) The Employee's Salary and any bonus shall be payable in accordance with the normal payroll practices of the Company then in effect and subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for taxes imposed on the Employee by reason of any compensation and benefits provided hereunder.

         4. Disability. If the Employee is unable to substantially perform his duties, services and responsibilities hereunder by reason of a physical or mental infirmity for a total of 180 calendar days in any twelve-month period during the Employment Term ("Disability"), the Company shall not be obligated to pay the Employee any Salary or Bonus for any period of absence in excess of such 180 calendar days.

         5. Benefits. (a) In addition to the payment of the Salary and Bonus described above, the Employee shall be entitled to participate in any employee benefit plans then in effect for similarly situated employees and receive any other fringe benefits that the Company then provides to similarly situated employees to the extent the Employee meets the eligibility requirements for any such plan or benefit. In no event shall the employee benefits provided to the Employee be, in the aggregate, less favorable to the Employee than the employee benefits provided to the Employee by the Company as of the date hereof. Stock options shall not be taken into account for purposes of the foregoing sentence.

             (b) The Company shall, during the Employment Term, provide Employee with a leased automobile at a level and under arrangements commensurate with the automobile provided under the Former Employment Agreement immediately prior to the Effective Date.

             (c) The Company shall, during the Employment Term, provide long term disability coverage for the Employee providing for a benefit of at least sixty-five (65%) of the Employee's Salary based on his own occupation or comparable occupation level and with a waiting period of not longer than six (6) months ("Long Term Disability Coverage"), provided such level of Long Term Disability Coverage is obtainable on commercially reasonable terms.

             (d) The Company shall, during the Employment Term, pay any dues or other fees for the Employee's membership in the country club of which he is a member as of the Effective Date, or such other club as is approved by the Board. The Employee shall be responsible for any income tax due as a result of his personal use of such country club. The Company, to the extent permitted by law, shall not treat the Employee's business use of such country club as compensation to him.

         6. Vacations. During the Employment Term the Employee shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time, but not less than four (4) weeks in any calendar year.

         7. Expenses. The Company shall reimburse the Employee in accordance with its expense reimbursement policy as in effect from time to time for all reasonable expenses incurred by the Employee in connection with the performance of his duties under this Agreement upon the presentation by the Employee of an itemized account of such expenses and appropriate receipts.

         8. Termination. The Employee's employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events:

             (a) The death of the Employee ("Death").

             (b) The mutual agreement between the Company and the Employee on an early termination date.

             (c) The termination of employment by the Company for Cause. "Cause" shall mean (a) the Employee being convicted of (or pleading nolo contendere to) a felony (other than a traffic violation); (b) the repeated refusal of the Employee to attempt to properly perform his obligations under this Agreement, or follow any direction of the Board consistent with this Agreement, which in either case is not remedied within ten (10) business days after receipt by the Employee of written notice from the Company specifying the details thereof, provided the refusal to follow a direction shall not be Cause if the Employee in good faith believes that such direction is not legal, ethical or moral or not within the scope of his duties pursuant to this Agreement and promptly notifies the Board in writing of such belief; and provided further that, upon his request, the Employee shall be entitled to a hearing before the Board within seven (7) business days following his receipt of written notice from the Company; (c) the Employee's gross negligence with regard to his duties or willful misconduct with regard to the business, assets or employees of the Company which in either event has a material adverse effect on the Company and its subsidiaries in the aggregate; (d) any other breach by the Employee of a material provision of this Agreement that remains uncured for twenty (20) business days after written notice thereof is given to the Employee or such longer period as may reasonably be required to remedy the default, provided that the Employee endeavors in good faith to remedy the default; or (e) any act of fraud or misappropriation of funds involving the Company.

             (d) The termination of employment by the Company for Disability.

             (e) The termination of employment by the Company other than for Cause, Disability or Death.

             (f) The termination of the Employee's employment upon the date specified in the written resignation of the Employee for Good Reason stating with specificity the details of the Good Reason, if the stated Good Reason is not cured within twenty (20) days of the giving of such notice. Notice of Good Reason shall be given within one hundred eighty (180) days of occurrence of the Good Reason event. "Good Reason" shall mean (a) any reduction in title or a material reduction in authority, duties or responsibilities (except temporarily during any period of physical or mental illness); (b) relocation of the Company's principal place of business more than thirty (30) miles from the Company's current principal place of business located at Woodbury, New York; or (c) any other material breach of any provision of this Agreement by the Company.

         In the event of termination of this Agreement, for whatever reason, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise. The Company shall not require the Employee to make himself available to the Company pursuant to this paragraph in any manner that will materially interfere with his then existing employment relationship. The provisions of this paragraph shall survive termination of this Agreement.

         9. Termination Payments. (a) If the Employee's employment with the Company terminates for whatever reason, the Company will pay the Employee any portion of the Salary accrued hereunder on or prior to the date of termination but not paid to the Employee as of such date.

             (b) If the Employee's termination is pursuant to Section 8(e) or
Section 8(f), the Company shall continue to pay the Employee an amount equal to his Salary (at the rate in effect at the time of his termination of employment) during the period commencing on the effective date of the Employee's termination of employment and ending on the second anniversary of the Effective Date (or the expiration of the then current Employment Term if the Agreement has been extended pursuant to Section 1). In addition, the Company shall continue the Employee's then current medical coverage for a period of two (2) years following termination of the Employee's employment.

             (c) If the Employee's termination is pursuant to Section 8(a), the Company shall pay the Employee's Beneficiary (as defined below) an amount equal to his Salary (at the rate in effect at the time of the Employee's termination of employment) for a period of six months following the date of the Employee's Death. For purposes of this provision, the Employee's Beneficiary shall be the Employee's spouse; if the Employee is not married on his date of Death, the Employee's children, per stirpes; and otherwise, the Employee's estate.

             (d) If the Employee's termination is pursuant to Section 8(d), the Company shall continue to pay the Employee an amount equal to his Salary (at the rate in effect at the time of his termination of employment) for a period of six months following the effective date of the Employee's termination of employment.

         The foregoing payments upon termination shall constitute the exclusive payments due to or in respect of the Employee upon the termination of his employment under this Agreement, but shall have no effect on any benefits which may be due the Employee under any plan of the Company which provides benefits after termination of employment, other than severance pay or salary continuation which shall be reduced by the amount of any payment received by the Employee following his termination pursuant to this Agreement. In the event any payments are required to be made to the Employee pursuant to this Section 9, the Employee shall be under no obligation to seek other employment and, in such case, there shall be no offset against any amounts due to the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain.

         10. Employee Covenants.

             (a) Unauthorized Disclosure. The Employee agrees and understands that in the Employee's position with the Company, the Employee has been and will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and/or in the nature of trade secrets. The Employee agrees that during the Employment Term and thereafter, the Employee will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Employee will promptly supply to the Company all material property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.

             (b) Non-competition. By and in consideration of the Company's entering into this Agreement and the Salary, Bonus and benefits to be provided by the Company hereunder, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee agrees that the Employee will not, during the Employment Term and for a period of three (3) years thereafter (or five (5) years thereafter if he is terminated by the Company for Cause), directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to holding, the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, in the event the Employee's employment with the Company shall have been terminated by the Employee giving notice to the Company of his intention not to extend the Employment Term past the second anniversary of the Effective Date, this Section 10(b) shall not prohibit the Employee from accepting the position of "Chief Financial Officer" with any Competing Enterprise but only if such position is equivalent in all respects to the Employee's position with the Company including, without limitation, the Employee's responsibilities and duties provided under this Agreement; provided, further, in the event the Employee's employment with the Company shall have been terminated by the Company giving notice to the Employee of its intention not to extend the Employment Term past the second anniversary of the Effective Date, this Section 10(b) shall be of no force and effect as of the expiration of the Employment Term. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity engaged in any

Competitive Business within a twenty-five (25) mile radius of any such business operated, or in the pipeline to be operated (to the extent the Employee has knowledge after due inquiry of such proposal), by the Company, Lazard Freres Real Estate Investors LLC ("LFREI") or any affiliate of LFREI. For purposes of this paragraph, the term "Competitive Business" shall mean assisted living, independent living, skilled nursing facilities and continuing care retirement centers (containing assisted living, independent living and skilled nursing facilities in one campus). During the five years following termination of this Agreement, upon request, the Employee shall notify the Company of the Employee's then current employment status.

             (c) Non-solicitation. During the Employment Term and for a period of two years thereafter, the Employee shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the Employment Term was an employee (other than the Employee's secretary) or customer of the Company or otherwise had a material business relationship with the Company.

             (d) Remedies. The Employee agrees that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. The Employee and the Company further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

         The provisions of this Section 10 shall survive any termination of this Agreement and the Employment Term and the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 10.


         11. Proprietary Rights. The Employee represents and warrants that all patents, patent applications, rights to inventions, copyright registrations and other license, trademark and trade name rights heretofore owned by the Employee and relating to the business of the Company or any of its subsidiaries have been duly transferred to such corporation.

         12. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.

         13. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by overnight courier or registered or certified mail, postage prepaid, return receipt requested, as follows:

             (i)  If to the Company

                        Kapson Senior Quarters Corp.
                        125 Froelich Farm Blvd.
                        Woodbury, New York 11797

             (i)  If to the Employee

                        Raymond DioGuardi
                        c/o Kapson Senior Quarters Corp.
                        125 Froelich Farm Blvd.
                        Woodbury, New York 11797

         Notices shall be considered effective when received.

         14. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions or the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

         15. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter including without limitation the Former Employment Agreement which shall be null and void as of the date hereof, and the Employee agrees that he is not entitled to any further benefits thereunder, including, without limitation, benefits that would or may otherwise have been payable thereunder upon or following the Merger. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

         16. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws.

         18. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

         19. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         21. Excise Tax Limitation

             (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Employee by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Employee received the entire amount of such Total Payments. Unless the Employee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee's rights and entitlements to any benefits or compensation.

             (b) The determination of whether the Total Payments shall be reduced as provided in Section 21(a) and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Company from among the six largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Employee within ten (10) days of the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to the Total Payments, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Employee. If the Accounting Firm determines that an Excise Tax would be payable, the Employee shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to
Section 21(a), or to have such Determination reviewed by an accounting firm selected by the Employee from among the six largest accounting firms in the United States, at the expense of the Employee, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and the Employee.

         22. Indemnification. During the Employment Term and thereafter, the Company shall indemnify the Employee to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against the Employee as a result of the Employee serving as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the employee's acts of willful misconduct, misappropriation of funds or fraud) . This indemnification shall be in addition to, and not in lieu of, any other indemnification the Employee shall be entitled to pursuant to the Company's Certificate of Incorporation or By-laws or otherwise. Following the Employee's termination of employment, the Company shall continue to cover the Employee under the Company's directors and officers insurance for the period during which the Employee may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Company or in any capacity at the request of the Company, at the highest level then maintained for any then or former officer or director.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, the day and year first above written.


                                      Kapson Senior Quarters Corp.

                                      By: /s/ Glenn Kaplan
                                          -------------------------------------
                                          Name: Glenn Kaplan
                                          Title: Chairman and
                                                 Chief Executive Officer


                                      By: /s/ Raymond DioGuardi
                                          -------------------------------------
                                          Raymond DioGuardi